EXHIBIT 10.8



                        Cooperation Agreement


Party A:    Beijing Dahua Real Estate Development Ltd.

Party B:    Beijing Guohong DaHua Economy Research Center



In consideration of the mutual promises of the parties hereto, the parties hereby agree as follows:

     1. Party B hereby dispatches Yonglin Du, Changan Song, Qinna Zeng, Hua Meng, Mingzhong Wang, Bing He, Binglin Teng, Yunbao Xiong, Liwei Lou, Yan Liu, Yinhua Dong, Qinghuan He and etc. totally 12 employees, to work on the projects for Party A, the Dahua Real Estate Development, Ltd. The work period is two years.

          During this work period, the personnel dispatched shall unconditionally accept the operational management and work allocation of Party A, abide by the rules and regulations of Party A, keep the business secrets of Party A, and fulfill the tasks assigned by Party A.

     2. Party A shall pay Party B service fee every year, in the total amount of 1,200,000 RMB. The service fee including Party B administration fee, training fee and personnel salary expense, shall be paid by Party A to Party B all together.

          The specific expense standards are as follows: Senior Technical Personnel Binglin Teng, Mingzhong Wang, Bing He, shall be under the expense standard of 18,000 RMB every month per person; Senior Financial Personnel Changan Song, Qinna Zeng, Hua Meng, shall be under the expense standard of 10,500 RMB every month per person; ordinary personnel Yunbao Xiong, Liwei Lou, Yan Liu, Yinhua Dong, Qinghuan He, shall be under the expense standard of 5,000 RMB every month per person.

          Party B shall directly pay salary, allowance and subsidizes to dispatched personnel, and be responsible for their old-age insurance, unemployment insurance, medical insurance and public accumulation fund for housing construction and other welfares.

     3. During this period, Party A shall have right to dismiss the dispatched personnel and ascertain the economic responsibilities of Party B, if the dispatched personnel cause any losses for Party A due to their disobedience to operational management and work allocation or their disclosure of any business secrets of Party A. Party A shall be responsible for personal accidences of dispatched personnel for the sake of Party A.

     4.   This Agreement shall validate from July 1st, 2004 to June 30th, 2005.


     5.   This Agreement may be supplemented by negotiation by both Parties.


     6. This Agreement shall be signed in duplicate. One for each Party. Each counterpart is legally of equal effect.

     IN WITNESS WHEREOF, the Parties, intending to be legally bound by the terms of this Agreement, have caused this Agreement to be executed as of the Effective Date hereof.




Party A:   Beijing Dahua Real Estate Development Ltd.

By: /s/   Corporate Official Seal of Beijing Dahua Real Estate Development Ltd.
______________________________________________________________________________



Party B:    Beijing Guohong DaHua Economy Research Center

By: /s/   Corporate Official Seal of Beijing Guohong DaHua Economy Research
          Center
  ________________________________________________________________



June 2004